EXHIBIT 10.5

1ST AMENDMENT TO THE 7% NOTES DUE MAY 31, 2008

The undersigned Holders of the 7% Notes due May 31, 2008 and related Subscription Agreement and Security Agreement (“Bridge Agreement”) hereby amend the following terms of the Bridge Agreement as set forth below.  Terms contained in the Bridge Agreement that are not amended by this 1st Amendment shall remain the same and in full force and effect.

1.

Section 2.0 of the Note entitled Maturity. The Maturity Date shall be extended from May 31, 2008 to June 30, 2008.

2.

Section 5.0(a) of the Note entitled Optional Conversion.  The Conversion Price (as defined in the Note) shall be lowered from $.08 to the lower of $.045 per share of common stock or the price per share of common stock (referred to as “X”) derived from the following equation:

X = 1.08/Y

X is defined as the price per share of common stock

Y is defined as the reverse split ratio declared by the Company’s Board of Directors

3.

Section 9.1 of the Note entitled Default – [private company].    The first sentence of said section shall be deleted and the following sentence inserted.

If the Company does not complete the proposed merger transaction with [private company], by the Maturity Date whereby [private company] owns up to 90% of the surviving entity, the Conversion Price shall automatically be reduced to the lower of (i) $0.002 or (ii) the conversion price that would cause the majority holder of the Notes to own upon conversion the number of shares of common stock of the Company determined to be 51% of the outstanding Common Stock on a fully-diluted basis and the remaining holders of the Notes to own a pro rata number of common shares of common stock of the Company (the “Liquidated Damages Shares”).

4.

Section 2(f) of the Security Agreement entitled GRANT OF SECURITY INTEREST. Said section shall be deleted in its entirety and the following language inserted.

(f) all equipment, except the Gunnar matt cutter;

5.

The first paragraph of the Security Agreement.  The first paragraph of the Security Agreement shall be deleted in its entirety and the following language inserted.

SECURITY AGREEMENT, dated as of January 23, 2008 (this "Agreement") made by Silvergraph International, Inc., a Nevada corporation (the "Company"), and the undersigned subsidiaries of the Company (each a "Grantor" and collectively and together with the Company the "Grantors"), in favor of the Majority Holder of the 7% Notes (the "Buyer").

6.

Section 3(c) of the Security Agreement.  Section 3(c) of the Security Agreement shall be deleted in its entirety.

IN WITNESS WHEREOF, this 1st Amendment to the 7% Notes due May 31, 2008 has been executed and delivered on the date hereof by the duly authorized representative of the Company and the Holders.

COMPANY:

SILVERGRAPH INTERNATIONAL, INC.

By:	/s/ James R.. Simpson
Name:	James R. Simpson
Title:	Chief Executive Officer
Date:	April 1, 2008

HOLDERS:

ANTAEUS CAPITAL PARTNERS, LLC

By:	/s/ Cesar Moya
Name:	Cesar Moya
Title:	President and Managing Member
Date:	April 3, 2008

THOMAS G. SCHUSTER

/s/ Thomas G. Schuster
Date:	March 25, 2008

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